Exhibit 99.1

WGNB Corp. 3rd Quarter ’05 Earnings Increased 18.6% over 3rd Quarter ’04

CARROLLTON, Ga.—(BUSINESS WIRE)—October 10, 2005—WGNB Corp. (NASDAQ:WGNB), the holding company for West Georgia National Bank, announced its 2005 third quarter earnings of $1,857,210, or $0.56 per diluted share, compared to its 2004 third quarter earnings of $1,565,359, or $0.47 per diluted share, an increase of $291,851, or 18.6 percent. Comparing the three quarters ended September 30, 2005 with the three quarters ended September 30, 2004, the year-to-date net income increased by $770,732, or $0.23 per diluted share. This represents a 17.7 percent increase.

“We are pleased with our double-digit earnings growth, even after an increase in loan loss provision to twice what it was in 2004,” said L. Leighton Alston, President and CEO of WGNB Corp. “Our earnings growth is attributed to continued efforts to increase employee efficiency, and the response from our staff of commitment and dedication to outstanding customer service. We sincerely appreciate the opportunity to provide our customers with the quality of service they deserve.”

Total assets have grown by $73 million, or 16 percent, total loans have grown by $65 million, or almost 19 percent, and total deposits have grown by $72 million, or 21 percent since the end of the third quarter of 2004. Total assets for the Company now stand at $518 million.

“The growth in our loan demand has decelerated slightly in the third quarter of 2005,” said H. B. “Rocky” Lipham, III, President of West Georgia National Bank. “A softening in the housing market and the requirement for more equity in real estate transactions, especially construction and development projects, are both factors affecting loan production. We are optimistic about opportunities to diversify our portfolio. Our Senior Lenders are developing prudent strategies for building a Small Business Administration Department. We are proud to maintain strong asset quality and underwriting standards.”

About WGNB Corp.

WGNB Corp. stock is traded on the NASDAQ Small Cap market under the ticker, “WGNB”. West Georgia National Bank has seven full service locations in Carrollton, Bowdon, Villa Rica and Douglasville and total assets of $518 million.

For more information about West Georgia National Bank, visit our investor relations page on our website, www.wgnb.com.

Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@wgnb.com or at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

For the Year to Date	September 30, 2005 (unaudited)	September 30, 2004 (unaudited)
Total interest income	$23,470	$18,458
Total interest expense	8,768	5,484
Net interest income	14,702	12,974
Provision for loan loss	1,250	625
Net interest income after provision	13,452	12,349
Total other income	4,530	4,222
Total other expense	10,811	10,341
Earnings before income taxes	7,171	6,230
Income taxes	2,053	1,882
Net earnings	5,118	4,348
Per Share Data:
Net earnings	1.54	1.32
Diluted net earnings	1.53	1.30
Cash dividends declared year to date	0.6750	.5700
Book Value	14.23	13.40
At Period End:
Total loans	411,308	346,345
Earning assets	489,633	413,831
Assets	518,027	444,737
Deposits	414,273	341,789
Stockholders’ equity	47,308	44,165
Weighted average shares outstanding	3,324,458	3,303,337
Weighted average diluted shares outstanding	3,343,113	3,353,931
Key Performance Ratios Year to Date:
Return on average assets	1.46%	1.37%
Return on average equity	14.67%	13.37%
Net interest margin, tax equivalent	4.35%	4.47%
Dividend payout ratio	43.83%	43.18%
Overhead ratio	56.21%	60.13%
Asset Quality Ratios:
Non-performing assets/loans & OREO	0.94%	0.63%
Loan loss reserve/total loans	1.23%	1.17%
Loan loss reserve/non-performing assets	130.21%	186.00%
Loan loss reserve/total capital	10.69%	9.15%
Capital Ratios:
Tier 1 capital/total average assets	9.11%	9.72%
Risk based capital ratio	11.77%	12.99%

Contact:	WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@wgnb.com
or
Media Contact for WGNB
Charity Aaron, 770/214-7208
caaron@wgnb.com